As filed with the Securities and Exchange Commission on March 2, 2009

Registration No. 333-156790

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST CALIFORNIA FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-3737811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3027 Townsgate Road, Suite 300

Westlake Village, California 91361

(805) 322-9655

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Romolo Santarosa

Chief Financial Officer

First California Financial Group, Inc.

3027 Townsgate Road, Suite 300

Westlake Village, California 91361

(805) 322-9655

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

with a copy to:

Gary M. Horgan, Esq.

Horgan, Rosen, Beckham & Coren, L.L.P.

23975 Park Sorrento, Suite 200

Calabasas, California 91302

(818) 591-2121

(818) 591-3838 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

(Continued on next page)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Primary Offering:
Common Stock, $0.01 par value	(1) (2)	(1) (2)	—	—
Total Primary Offering			$25,000,000(1)(3)	$983(4)
Secondary Offering:
Common Stock, $0.01 par value (5)	599,042	$6.26(6)	$3,750,003	$148
Warrant to Purchase Common Stock (5)	—	—	—	—
Total Secondary Offering			$3,750,003	$148
Total			$28,750,003	$1,131(7)

(1)	There is being registered hereunder an indeterminate number of shares of common stock, $0.01 par value (the “Common Stock”) that may be issued by the registrant at various times and at indeterminate prices, with a total offering price not to exceed $25,000,000. Pursuant to Rule 416 of the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed amount to be registered and the maximum aggregate offering price per share of security will be determined from time to time by the registrant in connection with the issuance by the registrant.

(3)	At no time will the aggregate maximum offering price of all securities covered by this prospectus to be issued by the registrant in any given 12-month period exceed the amount allowed for in General Instruction I.B.6 of Form S-3.

(4)	Calculated in accordance with Rule 457(o) of the Securities Act of 1933.

(5)	The shares of our Common Stock being registered are purchasable upon exercise of the warrant (the “Warrant”) being registered, which we issued to the United States Department of the Treasury (the “Treasury”) pursuant to the Treasury’s Troubled Asset Relief Program – Capital Purchase Program concurrent with the sale and issuance of 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred”) to the Treasury. In addition to the number of shares of Common Stock stated in the table above, there is being registered, pursuant to Rule 416, such number of additional shares of Common Stock, of a currently indeterminate amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain other anti-dilution provisions set forth in the Warrant. Pursuant to Rule 457(g), no additional fee is payable for the Warrant.

(6)	Calculated in accordance with Rule 457(i) with respect to the exercise price of $6.26 per share of Common Stock.

(7)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 2, 2009

The information in this prospectus is not complete and may be changed. The securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

FIRST CALIFORNIA FINANCIAL GROUP, INC.

$25,000,000

Common Stock

Warrant to Purchase 599,042 Shares of Common Stock

599,042 Shares of Common Stock

Offered by Selling Stockholders

We may offer from time to time up to an aggregate amount of $25,000,000 of shares of our common stock, $0.01 par value (the “Common Stock”).

In addition to the primary offering of securities described above, the United States Department of the Treasury (the “Initial Selling Stockholder”) and its successors, including transferees (together with the Initial Selling Stockholder, the “Selling Stockholders”) may offer from time to time: (i) a warrant (the “Warrant”) to purchase up to 599,042 shares of our Common Stock at an exercise price of $6.26 per share (subject to adjustment as described in this prospectus); and (ii) up to 599,042 shares of our Common Stock that the Selling Stockholders have the right to acquire upon the exercise of the Warrant (subject to adjustment as described in this prospectus). The Warrant and 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) were issued on December 19, 2008 to the Initial Selling Stockholder as part of the Treasury’s Troubled Asset Relief Program – Capital Purchase Program (the “TARP Program”) in a private placement exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

When we or the Selling Stockholders offer any of the securities covered by this prospectus, we will provide the specific terms of such offerings in supplements to this prospectus. The securities covered by this prospectus may be offered for sale from time to time through one or more public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices directly or through underwriters, broker-dealers or agents. We will not receive any proceeds from any sale of the securities by the Selling Stockholders.

Our Common Stock is traded on the NASDAQ Global Market under the symbol “FCAL”. On February 23, 2009, the last reported sale price of our Common Stock was $5.55 per share. The Warrant is not listed on any established securities exchange or quotation system, and, unless requested by the Initial Selling Stockholder, we do not intend to seek such a listing for the Warrant.

As of February 23, 2009, the aggregate market value of our outstanding Common Stock held by non-affiliates was $32,145,511, which was calculated based on 5,791,984 shares of Common Stock held by non-affiliates and on a price per share of our Common Stock of $5.55, representing the closing per share price of our Common Stock on February 23, 2009. Accordingly, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. We have not offered any Common Stock pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including February 23, 2009.

Our principal executive offices are located at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361. Our telephone number is (805) 322-9655.

See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                          , 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering process. Under this shelf process, we may offer and sell, from time to time, up to $25,000,000 of our Common Stock, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, the Selling Stockholders may offer and sell, from time to time, in one or more offerings the Warrant to purchase up to 599,042 shares of our Common Stock at an exercise price of $6.26 per share, and up to 599,042 shares of our Common Stock that the Selling Stockholders have the right to acquire upon exercise of the Warrant. Each time we or the Selling Stockholders offer and sell any of the securities described in this prospectus, we will provide a prospectus supplement containing specific information about the terms of a particular offering by us or the Selling Stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement provided by us in the future. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale are not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business financial condition, results of operations and prospects may have changed since that date.

As used herein, the term “First California,” “the Company,” “our,” “us,” “we” or similar expression includes First California Financial Group, Inc. and First California Bank unless the context indicates otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements about the financial condition, results of operations and business of the Company. These statements may include statements regarding the projected performance of the Company for the period following the completion of the offering. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “will,” “plans” or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

•	there may be increases in competitive pressure among financial institutions;

•	general economic conditions, either nationally or locally in areas in which the Company conducts its operations, or conditions in securities markets may be less favorable than we expect;

•	legislation or regulatory changes may adversely affect our ability to conduct our business; or

•	changes in the interest rate environment may reduce interest margins.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of the Company following the offering may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Accordingly, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE TO FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC’s website is www.sec.gov. Such reports and other information concerning First California can also be inspected at the offices of First California at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361 and can also be retrieved by accessing our website (www.fcalgroup.com).

This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and, until this offering has been completed, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•

Our Annual Report on Form 10-K (including information from the proxy statement for our 2008 Annual Meeting of Stockholders incorporated therein) for the year ended December 31, 2007, which contains financial statements for our most recent fiscal year ended.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

•

Our Current Reports on Form 8-K filed on February 22, 2008, May 6, 2008, May 13, 2008, July 11, 2008, July 24, 2008, July 28, 2008, October 23, 2008, November 13, 2008, November 19, 2008 (two separate filings), December 2, 2008, December 22, 2008 (as amended on December 23, 2008), January 28, 2009, February 25, 2009 and February 26, 2009.

•

The description of our Common Stock which is contained in our registration statements filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will provide each person to whom this prospectus is delivered, including any beneficial owner of our shares, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, upon written or oral request at no cost, by writing or telephoning us at the address set forth below.

First California Financial Group, Inc.
Attention: Corporate Secretary
3027 Townsgate Road, Suite 300
Westlake Village, California 91361
(805) 322-9655

PROSPECTUS SUMMARY

This summary highlights some information contained or incorporated by reference in this prospectus. It may not contain all of the information that is important to you or that you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “RISK FACTORS” and the other information incorporated by reference in this prospectus which are described under “WHERE TO FIND MORE INFORMATION” in this prospectus.

Company Information

General

First California is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. First California’s primary function is to coordinate the general policies and activities of its bank subsidiary, First California Bank (the “Bank”), as well as to consider from time to time other legally available investment opportunities.

First California was incorporated under the laws of the State of Delaware on June 7, 2006. The Company was formed as a wholly-owned subsidiary of National Mercantile Bancorp, a California corporation, or National Mercantile, for the purposes of facilitating the mergers of National Mercantile and FCB Bancorp, a California corporation, or FCB. On March 12, 2007, National Mercantile merged with and into First California. Immediately thereafter, the parties completed the previously announced merger of FCB with and into First California. As a result of the mergers, the separate corporate existence of National Mercantile and FCB ceased, and First California succeeded, and assumed all the rights and obligations of, National Mercantile, whose principal assets were the capital stock of two bank subsidiaries, Mercantile National Bank and South Bay Bank, N.A., and the rights and obligations of FCB, whose principal assets were the capital stock of First California Bank. On June 18, 2007, First California integrated its bank subsidiaries into First California Bank.

The Bank is a full-service commercial bank headquartered in Westlake Village, California. The Bank is chartered under the laws of the State of California and is subject to supervision by the California Commissioner of Financial Institutions. The Federal Deposit Insurance Corporation insures its deposits up to the maximum legal limit.

As of December 31, 2008, we had total consolidated assets of $1.18 billion, total loans of $787.9 million, total deposits of $817.6 million and total stockholders’ equity of $158.9 million.

On January 23, 2009, the Bank assumed the insured, non-brokered deposits of 1st Centennial Bank, totaling approximately $270 million, as of the close of business on January 23, 2009 from the FDIC. The Bank also purchased approximately $164 million in cash and cash equivalents, $89 million in investment securities and $2 million in consumer loans related to the transaction. This purchase and assumption transaction with 1st Centennial Bank, including the acquisition of 1st Centennial Bank’s six branches, expands our presence in San Diego, Riverside, Orange and Los Angeles Counties of California.

Our Common Stock is traded on the NASDAQ Global Select Market under the ticker symbol “FCAL.” Our principal executive offices are located at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361. Our telephone number is (805) 322-9655.

The Offering

On October 14, 2008, the Treasury announced the TARP Program, which is a voluntary program designed to provide participating U.S. financial institutions with the opportunity to raise additional capital. Under the TARP Program, the Treasury would provide capital to U.S. financial institutions in exchange for senior preferred stock.

On December 19, 2008, pursuant to the TARP Program, we sold to the Treasury 25,000 shares of our Series B Preferred Stock for an aggregate purchase price of $25.0 million, and concurrently issued to the Treasury a ten-year Warrant to purchase up to 599,042 shares of our Common Stock at an exercise price of $6.26 per share (subject to adjustment as described under “DESCRIPTION OF THE WARRANT”). The issuance of the Series B Preferred Stock and the Warrant were completed in a private placement exempt from the registration requirements of the Securities Act pursuant to the terms of a Letter Agreement, dated December 19, 2008, which incorporates the provisions of a Securities Purchase Agreement – Standard Terms attached thereto (collectively with the Letter Agreement, the “Purchase Agreement”). We are required under the terms of the Purchase Agreement to register for resale the shares of the Series B Preferred Stock, the Warrant and the shares of our Common Stock underlying the Warrant on the condition that we are eligible to register these securities on Form S-3 as of the signing date of the Purchase Agreement, December 19, 2008. The Series B Preferred Stock was not eligible for registration on Form S-3 on December 19, 2008 and, therefore, this registration statement relates solely to the Warrant and the shares of Common Stock issuable upon exercise of the Warrant. The terms of the Warrant and our

Common Stock are described under “DESCRIPTION OF THE WARRANT,” and “DESCRIPTION OF COMMON STOCK.” The Purchase Agreement between us and the Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008 and incorporated into this prospectus by reference. See “WHERE TO FIND MORE INFORMATION.”

Issuer	First California Financial Group, Inc.

Initial Selling Stockholder	The United States Department of the Treasury

Selling Stockholders	Collectively, the Initial Selling Stockholder and its successors, including transferees

Securities Offered by the Issuer	Up to an aggregate amount of $25,000,000 of our Common Stock

Securities Offered by the Selling Stockholders

•        A Warrant to purchase up to 599,042 shares of our Common Stock; and

•        Up to 599,042 shares of our Common Stock that the Selling Stockholders have the right to purchase upon the exercise of the Warrant (subject to adjustment as described in this prospectus).

Use of Proceeds

Except as may otherwise be described in the applicable prospectus supplement or other offering material, we expect to use the net proceeds from the primary offering of our Common Stock by us for general corporate or working capital purposes.

We will not receive any proceeds from any resale by the Selling Stockholders of the Warrant or the shares of Common Stock underlying the Warrant, but we will receive the exercise price payable upon the exercise of the Warrant, if exercised for cash. We will use the proceeds received from the exercise of the Warrant, if any, for working capital and general corporate purposes.

Risk Factors	An investment in our securities involves a high degree of risk. See “RISK FACTORS” beginning on page 5 for a discussion of certain factors that you should consider when evaluating an investment in our securities.

NASDAQ Global Market Symbol	FCAL

RISK FACTORS

Investing in our securities involves various risks which are particular to our Company, our industry and our market area. You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2007, our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and the risks that we have highlighted in other sections of this prospectus before making an investment decision. The risks described below are not the only risks we face. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the trading prices of our securities could decline and you may lose all or a part of your investment in our securities. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to our Business

Changes in domestic and foreign financial markets.

In recent months, the domestic and foreign financial markets, securities trading markets and economies generally have experienced significant turmoil including, without limitation, government takeovers of troubled institutions, government brokered mergers of such firms to avoid bankruptcy or failures, bankruptcies of securities trading firms and insurance companies, failures of financial institutions, declines in real property values and increases in energy prices, all of which have contributed to reduced availability of credit for businesses and consumers, elevated foreclosures on residential and commercial properties, falling home prices, reduced liquidity and a lack of stability across the entire financial sector. These recent events and the corresponding uncertainty and decline in financial markets are likely to continue for the foreseeable future. The full extent of the repercussions to our nation’s economy in general and our business in particular therefrom are not fully known at this time. Such events may have a negative effect on: (i) our ability to service our existing customers and attract new customers, (ii) the ability of our borrowers to operate their business as successfully as in the past, (iii) the financial security and net worth of our customers, and (iv) the ability of our customers to repay their loans with us in accordance with the terms thereof. Such developments could have a material negative impact on our results of operations and financial condition.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The recently enacted Emergency Economic Stabilization Act of 2008 (the “EESA”) authorizes the Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under a troubled asset relief program, or “TARP.” The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The Treasury has allocated $250 billion towards the TARP Program. Under the TARP Program, the Treasury is purchasing equity securities from participating institutions. The Series B Preferred Stock and Warrant offered by this prospectus were issued by us to the Treasury pursuant to the TARP Program. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000. This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

The EESA followed, and has been followed by, numerous actions by the Board of Governors of the Federal Reserve System, the U.S. Congress, the Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

The imposition of certain restrictions on our executive compensation as a result of our decision to participate in the TARP Program.

As a result of our election to participate in the TARP Program, we must adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the TARP Program. These standards would generally apply to our Chief Executive Officer, our Chief Financial Officer and the three next most highly compensated executive officers (collectively, the “senior executive officers”). The standards include: (i) ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks that threaten the value of our Company and the Bank, (ii) requiring a clawback of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate, (iii) prohibiting golden parachute payments to a senior executive officer, and (iv) our agreement not to deduct for tax purposes compensation paid to a senior executive officer in excess of $500,000. In particular, the change to the deductibility limit on executive compensation may increase our income tax expense in future periods if compensation to a senior executive officer exceeds $500,000. In conjunction with its purchase of the Series B Preferred Stock, the Treasury acquired a Warrant to purchase 599,042 shares of our Common Stock. A portion of the Warrant is immediately exercisable and has a term of 10 years. Therefore, we could potentially be subject to the executive compensation and corporate governance restrictions for a ten-year period as a result of our participation in the TARP Program.

Risks Relating to the Common Stock

Certain restrictions will affect our ability to declare or pay dividends and repurchase our shares as a result of our decision to participate in the TARP Program.

As a result of our participation in the TARP Program, our ability to declare or pay dividends on any of our Common Stock has been limited. Specifically, we are not able to declare dividends payments on our common, junior preferred or pari passu preferred stock if we are in arrears on the dividends on the Series B Preferred Stock. Further, we are not permitted to increase dividends on our Common Stock without the Treasury’s approval until the third anniversary of the investment unless the Series B Preferred Stock has been redeemed or transferred. In addition, our ability to repurchase our shares has been restricted. The Treasury consent generally will be required for us to make any stock repurchases until the third anniversary of the investment by the Treasury unless the Series B Preferred Stock has been redeemed or transferred. Further, common, junior preferred or pari passu preferred stock may not be repurchased if we are in arrears on the Series B Preferred Stock dividends to the Treasury.

Our ability to pay dividends to holders of our Common Stock and holders of Series B Preferred Stock may be restricted under the terms of indentures governing the trust preferred securities we have issued.

Our ability to pay dividends to our stockholders is restricted in specified circumstances under indentures governing the trust preferred securities we have issued, and we may issue additional securities with similar restrictions in the future. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Dividends” in Part II of our Annual Report on Form 10-K for the year ended December 31, 2007 for more information on these restrictions. We cannot assure you that we will meet the criteria specified under these agreements in the future, in which case we may not be able to pay dividends on our Common Stock or on our Series B Preferred Stock even if we were to choose to do so.

The prices of our Common Stock may fluctuate significantly, and this may make it difficult for you to resell the Common Stock when you want or at prices you find attractive.

We cannot predict how our Common Stock will trade in the future. The market value of our Common Stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “RISK FACTORS” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current stockholders, including sales of Common Stock by existing stockholders and our directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

The market value of our Common Stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in: (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our Common Stock and (ii) sales of substantial amounts of our Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of our Common Stock.

There may be future sales of additional Common Stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our Common Stock or the Series B Preferred Stock.

We are not restricted from issuing additional Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock or any substantially similar securities. The market value of our Common Stock could decline as a result of sales by us of a large number of shares of Common Stock or preferred stock or similar securities in the market or the perception that such sales could occur.

If we are unable to redeem the Series B Preferred Stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem the Series B Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $1.25 million annually) to 9.0% per annum (approximately $2.25 million annually). See “DESCRIPTION OF SERIES B PREFERRED STOCK—Redemption.” Depending on our financial condition at the time, this increase in the annual dividend rate on the Series B Preferred Stock could have a material negative effect on our liquidity.

Risks Related to 1st Centennial Bank Transaction

If we are unable to integrate the operations of 1st Centennial Bank successfully, our business and earnings may be negatively affected.

We recently assumed non-brokered deposits of 1st Centennial Bank, totaling approximately $270 million from the FDIC. We also purchased approximately $164 million in cash and cash equivalents, $89 million in investment securities and $2 million in consumer loans related to the transaction. This purchase and assumption transaction with 1st Centennial Bank, including the acquisition of 1st Centennial Bank’s six branches, involves the integration of certain operations of companies that have previously operated independently. Successful integration of operations of 1st Centennial Bank will depend primarily on our ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that we will be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of its respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. If we have difficulties with any of these integrations, it might not achieve the economic benefits we expect to result from the transaction, and this may hurt our business and earnings. In addition, we may experience greater than expected costs or difficulties relating to the integration of the business of 1st Centennial Bank.

USE OF PROCEEDS

Except as may otherwise be described in the applicable prospectus supplement or other offering material, we expect to use the net proceeds from the primary offering of our Common Stock by us under this prospectus for general corporate or working capital purposes. Additional information on the use of net proceeds from any primary offering of the Common Stock by us will be set forth in the prospectus supplement or other offering material relating to such offering.

We will not receive any proceeds from any resale of the securities by the Selling Stockholders, but we will receive the exercise price payable upon exercise of the Warrant if exercised for cash. We will use the proceeds received from the exercise of the Warrant, if any, for working capital and general corporate purposes. We will pay all expenses incurred with respect to the registration and sale of the securities owned by the Selling Stockholders, other than underwriting fees, discounts and commissions, which will be borne by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The securities covered by this prospectus are being registered to allow us and the Selling Stockholders to offer and sell to the public the securities covered by this prospectus. We may offer for sale, and the Selling Stockholders may offer for resale, some or all of these securities at the time and price that we and the Selling Stockholders choose. Consequently, we cannot currently make a determination of the price at which the securities being registered by us or on behalf of the Selling Stockholders will be sold.

DESCRIPTION OF THE WARRANT

The following is a brief summary of the terms of the Warrant, which may be resold by the Selling Stockholders. This summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available upon request from us. Where this description is inconsistent with the Warrant, the Warrant will control.

Shares of Common Stock Subject to the Warrant. The Warrant is initially exercisable for up to 299,521 shares of Common Stock. However, if we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of at least $25,000,000, which is equal to 100% of the aggregate liquidation preference of the Series B Preferred Stock, the number of shares of Common Stock underlying the Warrant then held by the Initial Selling Stockholder will be reduced by an amount equal to one-half of the number of shares initially covered by the Warrant. If we do not complete one or more qualified equity offerings on or prior to December 31, 2009, that result in our receipt of aggregate gross proceeds of at least $25,000,000, then the Warrant is exercisable for up to 599,042 shares of Common Stock. The number of shares subject to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant. The initial exercise price applicable to the Warrant is $6.26 per share. The Warrant may be exercised at any time on or before 5:00 p.m., New York City time, on December 19, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant together with payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised. However, the Initial Selling Stockholder may not exercise the Warrant with respect to more than one-half of the original number of shares of Common Stock until the earlier of (i) the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $25,000,000 and (ii) December 31, 2009.

The exercise price may be paid either by the withholding by the Company of the number of shares of Common Stock issuable upon exercise of the Warrant that is equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our Common Stock on the last trading day preceding the date of exercise of the Warrant

(less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised. The shares of Common Stock issuable upon exercise of the Warrant are listed on the Nasdaq Global Market.

Rights as a Stockholder. The warrantholder shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability. The Initial Selling Stockholder may not transfer a portion of the Warrant with respect to more than 299,521 shares of Common Stock until the earlier of (i) the date on which the Company has received aggregate gross proceeds of not less than $25,000,000 from one or more qualified equity offerings and (ii) December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant.

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised, and the exercise price of the Warrant, will be proportionately adjusted in the event we pay dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Anti-dilution Adjustment. Until the earlier of December 19, 2011 and the date the Initial Selling Stockholder no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of shares of Common Stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances: (i) as consideration for or to fund the acquisition of businesses and/or related assets; (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors; (iii) in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A on a basis consistent with capital-raising transactions by comparable financial institutions; and (iv) in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such a distribution.

Certain Repurchases. If we effect a pro rata repurchase of Common Stock, then both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring stockholder approval, the warrantholder’s right to receive shares of our Common Stock upon exercise of the Warrant will convert into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of Common Stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

The following is a brief summary of the terms of our Common Stock, of which up to $25,000,000 of our Common Stock may be sold by us (subject to the limitations set forth in General Instruction I.B.6 of Form S-3) and of which up to 599,042 shares of our Common Stock may be resold by the Selling Stockholders upon exercise of the Warrant. This summary does not purport to be complete, and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws, copies of which have been filed with the SEC and are also available upon request from us, as well as the description of our Common Stock which is incorporated herein by reference through our previous filings with the SEC.

General. We are authorized to issue up to 25,000,000 shares of Common Stock. As of February 23, 2009, there were 11,464,214 shares of Common Stock outstanding. Holders of our Common Stock have no preemptive or other subscription or conversion rights.

Voting. Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders except with respect to votes in elections of directors for which they are authorized to use cumulative voting. Cumulative voting for directors entitles the stockholder to cast a number of votes equivalent to their total shares of Common Stock owned multiplied by the number of directors to be elected. The stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

Dividends. Holders of our Common Stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. The ability of our Board of Directors to declare and pay dividends on our Common Stock is subject to the terms of applicable banking regulations and the terms of the Series A Preferred Stock and Series B Preferred Stock described herein. The declaration and payment of future dividends to holders of our Common Stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our Board of Directors may deem relevant.

Liquidation Rights. In the event of First California’s liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all First California’s assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

Transfer Agent and Registrar. The transfer agent and registrar of our Common Stock is Registrar and Transfer Company.

Restrictions on Ownership. The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our Common Stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our Common Stock under the Change in Bank Control Act. Any holder of 25% or more of our Common Stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

DESCRIPTION OF THE SERIES B PREFERRED STOCK

For a description of our Series B Preferred Stock, including the rights, preferences, privileges and restrictions of the Series B Preferred Stock, please refer to the Company’s Current Reports on Form 8-K as filed with the SEC on December 22, 2008 and December 23, 2008, the Certificate of Designation of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on December 22, 2008.

PLAN OF DISTRIBUTION

Pursuant to General Instruction I.B.6 of Form S-3, we are permitted to use the registration statement of which this prospectus forms a part to sell a maximum amount of securities equal to one-third (33.33%) of the aggregate market value of our outstanding, publicly held voting and non-voting Common Stock in any 12-month period. We may, from time to time, offer up to $25,000,000 of our Common Stock being registered by us, but only to the extent that the maximum amount offered at such time does not exceed the limitations set forth in General Instruction I.B.6 of Form S-3.

The Selling Stockholders and their successors, including their transferees, may, from time to time, offer and sell, separately or together, some or all of the securities covered by this prospectus.

Registration of the securities covered by this prospectus does not mean, however, that any or all of these securities will be offered or sold.

We and the Selling Stockholders may sell the securities covered by this prospectus directly to purchasers or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from us, the Selling Stockholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. To the extent required by applicable law, a prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities from us or the Selling Stockholders;

•	the net proceeds to us or the Selling Stockholders from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including, but not limited to, the following:

•

on any national securities exchange or quotation service on which the securities covered by this prospectus may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Market in the case of the Common Stock;

•	through one or more underwriters on a firm commitment or best efforts basis;

•	in the over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•

through broker-dealers, who may act as agents or principals, including a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	in any combination of these methods of sale.

Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The Selling Stockholders may also resell all or a portion of the securities offered by the Selling Stockholders in open market transactions pursuant to Rule 144 or Rule 144A under the Securities Act.

In connection with the sale of the securities or otherwise, we or the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities covered by this prospectus in the course of hedging the positions they assume. We or the Selling Stockholders may also sell short the securities covered by this prospectus and deliver the securities to close out short positions, or loan or pledge the securities covered by this prospectus to broker-dealers that in turn may sell these securities.

The aggregate proceeds to us and the Selling Stockholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by us or the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from us or the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including Regulation M of the Exchange Act. Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to those securities.

The anti-manipulation rules of Regulation M may apply to sales of securities pursuant to this prospectus and to the activities of the Selling Stockholders. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person to engage in market-making activities with respect to the securities covered by this prospectus.

We do not intend to apply for listing of the Warrant on any securities exchange or for inclusion in any automated quotation system unless requested by the Initial Selling Stockholder. No assurance can be given as to the liquidity of the trading market, if any, for the Warrant or any shares of Serial Preferred Stock that may be offered by us in the future.

We have agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING STOCKHOLDERS

On December 19, 2008, we issued to the Initial Selling Stockholder, in exchange for an aggregate purchase price of $25 million in cash, (i) 25,000 shares of Series B Preferred Stock, and (ii) a Warrant to purchase up to 599,042 shares of our Common Stock at an exercise price of $6.26 per share. The securities to be offered under this prospectus for the account of the Selling Stockholders were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act. Other than with respect to the acquisition of the Series B Preferred Stock and the Warrant, the Initial Selling Stockholder has not had any material relationship with us.

The Warrant and the Common Stock issuable upon exercise of the Warrant to be offered by the Selling Stockholders under the prospectus are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to publicly sell these securities. The registration of these securities does not require that any of the shares be offered or sold by the Selling Stockholders. The Selling Stockholders may from time to time offer and sell all or a portion of the securities indicated below in privately negotiated transactions or on the Nasdaq Global Market or any other market on which our securities may subsequently be listed.

No estimate can be given as to the amount or percentage of the Warrant or the shares of Common Stock issuable upon exercise of the Warrant that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the shares being registered under this prospectus. For purposes of this prospectus, however, we have assumed that, upon completion of the offering, none of the securities covered by this prospectus will be held by the Selling Stockholders.

The securities to be offered under this prospectus for the account of the Selling Stockholders are:

•

a Warrant to purchase up to 599,042 shares of Common Stock at an exercise price of $6.26 per share, subject to adjustment as described under “DESCRIPTION OF THE WARRANT”, representing beneficial ownership of approximately 5.22% of the shares of Common Stock issued and outstanding as of February 23, 2009; and

•

599,042 shares of Common Stock issuable upon exercise of the Warrant (subject to adjustment as described under “DESCRIPTION OF THE WARRANT”) which shares, if issued, would represent beneficial ownership of approximately 4.97% of the shares of Common Stock issued and outstanding as of February 23, 2009.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to these securities. To our knowledge, the Initial Selling Stockholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Series B Preferred Stock and on the Common Stock issuable upon exercise of the Warrant as more fully described elsewhere in this prospectus.

Information about the Selling Stockholders may change over time, and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Horgan, Rosen, Beckham & Coren, L.L.P.

EXPERTS

The consolidated financial statements of First California appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Moss Adams LLP, independent registered public accounting firm, as set forth in their report which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated herein by reference in reliance upon the reports of Moss Adams LLP given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following are the estimated expenses, all of which will be paid by us, in connection with the offering described in this registration statement:

SEC registration fee	$1,131
Printing, and other miscellaneous fees and expenses*	$10,000
Legal fees and expenses*	$50,000
Accounting fees and expenses*	$5,000

Total	$66,131

*	Estimated solely for the purpose of the Item. Actual Expenses may be more or less.

Item 15.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believes to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because that person has met the standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Article VI of First California’s Amended and Restated By-laws contain provisions that required us to indemnify our directors, officers and employees to the fullest extent permitted by Delaware law.

We have entered into indemnification agreements with each of our directors and executive officers providing for the indemnification described above. We believe that these limitations on liability are essential to attracting and retaining qualified persons as directors and executive officers. We have also obtained directors’ and officers’ liability insurance to cover these individuals.

Item 16.	Exhibits.

EXHIBIT NO.	DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. (incorporated by reference to Exhibit 3.1 of First California’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2007).

3.2	Amended and Restated By-Laws of First California Financial Group, Inc. (incorporated by reference to Exhibit 3.2 of First California’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2007).

3.3	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 3.1 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008).

4.1	Specimen of Common Stock Certificate (incorporated by reference to First California’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 19, 2007).

4.2	Warrant to Purchase up to 599,042 Shares of Common Stock (incorporated by reference to Exhibit 4.2 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008).

4.3	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series B.*

5.1	Opinion of Horgan, Rosen, Beckham & Coren L.L.P. *

10.1	Letter Agreement, dated as of December 19, 2008, between First California and the United States Department of the Treasury, and the Securities Purchase Agreement - Standard Terms attached thereto (incorporated by reference to Exhibit 10.1 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008).

23.1	Consent of Horgan, Rosen, Beckham & Coren L.L.P. (included within Exhibit 5.1). *

23.2	Consent of Moss Adams LLP. *

24.1	Power of Attorney (previously filed).

*	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of The Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on this 27th day of February, 2009.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/s/ C. G. Kum
C. G. Kum, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on February 27, 2009.

Date	Signature	Title

February 27, 2009	/s/ C. G. Kum C. G. Kum	President, Chief Executive Officer and Director

February 27, 2009	/s/ Romolo Santarosa Romolo Santarosa	Executive Vice President and Chief Financial Officer

February 27, 2009	* Richard D. Aldridge	Director

February 27, 2009	* Donald E. Benson	Director

February 27, 2009	* John W. Birchfield	Director

February 27, 2009	* Joseph N. Cohen	Director

Date	Signature	Title

February 27, 2009	* Robert E. Gipson	Director

February 27, 2009	* W. Douglas Hile	Director

February 27, 2009	* Antoinette T. Hubenette, M.D.	Director

February 27, 2009	* Syble R. Roberts	Director

February 27, 2009	* Thomas Tignino	Director

February 27, 2009	* /s/ Romolo Santarosa Romolo Santarosa	Attorney in Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. (incorporated by reference to Exhibit 3.1 of First California’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2007).

3.2	Amended and Restated By-Laws of First California Financial Group, Inc. (incorporated by reference to Exhibit 3.2 of First California’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2007).

3.3	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 3.1 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008).

4.1	Specimen of Common Stock Certificate (incorporated by reference to First California’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 19, 2007).

4.2	Warrant to Purchase up to 599,042 Shares of Common Stock (incorporated by reference to Exhibit 4.2 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008).

4.3	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series B.*

5.1	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. *

10.1	Letter Agreement, dated as of December 19, 2008, between First California and the United States Department of the Treasury, and the Securities Purchase Agreement - Standard Terms attached thereto (incorporated by reference to Exhibit 10.1 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008).

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (included within Exhibit 5.1). *

23.2	Consent of Moss Adams LLP.

24.1	Power of Attorney (previously filed).

*	Filed herewith.